      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2001
                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                                  H.T.E., INC.
             (Exact name of registrant as specified in its charter)

              FLORIDA                                         59-2133858
  -------------------------------                      ----------------------
  (State or other jurisdiction of                            (IRS Employer
   incorporation or organization)                      Identification Number)

                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                    (Address of Principal Executive Offices)

           H.T.E., INC. 1997 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
                            (Full title of the Plans)

                             JOSEPH M. LOUGHRY, III
                             CHIEF EXECUTIVE OFFICER
                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                     (Name and address of agent for service)

                                 (407) 304-3235
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Sandra C. Gordon, Esq.
                Greenberg Traurig, P.A., 111 North Orange Avenue,
                       20th Floor, Orlando, Florida 32801
                                 (407) 420-1000

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                           PROPOSED MAXIMUM
 TITLE OF SECURITIES    AMOUNT TO BE       OFFERING PRICE PER          PROPOSED MAXIMUM       AMOUNT OF REGISTRATION
  TO BE REGISTERED      REGISTERED(1)          SHARE(2)            AGGREGATE OFFERING PRICE           FEE (3)
--------------------------------------------------------------------------------------------------------------------
    Common Stock,          400,000                $2.55                   $1,020,000                   $270
      $.01 par value
--------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be issued pursuant to the anti-dilution provisions of the 1997 Employee Stock Purchase Plan.
(2) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) of the Securities Act on the basis of the average of the high and low sale price of the Common Stock as of the close of business on July 12, 2001.
(3) Calculated by multiplying the aggregate offering amount by .000264, pursuant to Section 6(b) of the Securities Act.

                                     PART I

         This Registration Statement on Form S-8 is being filed to register, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the offer and sale of 400,000 additional shares of common stock, par value $.01 per share (the "Common Stock"), of H.T.E., Inc., a Florida corporation (the "Company"), issuable pursuant to the Company's 1997 Employee Stock Purchase Plan, as amended (the "Plan"). The contents of the Company's Registration Statements on Form S-8, File Nos. 333-52566, 333-81869 and 333-34139, previously filed by the Company with the Securities and Exchange Commission relating to the Plan, are also incorporated by reference in this Registration Statement and made a part hereof. Note that, on January 14, 1998, the Company filed a Current Report on Form 8-K to reflect an increase in the number of shares of Common Stock originally authorized under the Plan and registered on Form S-8 (File No. 333-34139) as a result of a two-for-one stock split effected June 18, 1998. Accordingly, the number of shares subject to the Plan, and therefore registered pursuant to Rule 416 of the Securities Act, increased from 200,000 shares to 400,000 shares at that time.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Company hereby incorporates by reference into this Registration Statement the following documents:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; and

         (c) The Company's definitive Proxy Statement dated May 25, 2001 and filed May 24, 2001 relating to the Annual Meeting of Shareholders held on June 28, 2001.

         (d) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A dated June 5, 1997.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         The directors and officers of the Company are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------
4.1               1997 Employee Stock Purchase Plan, as amended.

5.1               Opinion of Greenberg, Traurig, P.A.

23.1              Consent of Greenberg, Traurig, P.A. (contained in its opinion filed as Exhibit 5.1).

23.2              Consent of Arthur Andersen LLP.

24.1              Power of Attorney (included on signature page).


ITEM 9. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that a time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on July 16, 2001.

                                  H.T.E., INC.

                                  By:  /s/ Joseph M. Loughry, III
                                       ----------------------------------------
                                           Joseph M. Loughry, III
                                           Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Each person in so signing also makes, constitutes and appoints Joseph M. Loughry, III and Susan D Falotico, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

         SIGNATURE                                        TITLE                           DATE
------------------------------------     ------------------------------------------   ------------
/s/ Joseph M. Loughry, III               Chief Executive Officer and Director         July 16, 2001
------------------------------------     (Principal Executive Officer)
Joseph M. Loughry, III

/s/ Bernard B. Markey                    Chairman of the Board                        July 16, 2001
------------------------------------
Bernard B. Markey

/s/ Susan D. Falotico                    Vice President and Chief Financial Officer   July 16, 2001
------------------------------------     (Principal Financial Officer)
Susan D. Falotico

/s/ L.A. Gornto, Jr.                     Executive Vice President, Secretary,         July 17, 2001
------------------------------------     General Counsel and Director
L.A. Gornto, Jr.

/s/ George P. Keeley                     Director                                     July 17, 2001
------------------------------------
George P. Keeley

/s/ Edward A. Moses                      Director                                     July 16, 2001
------------------------------------
Edward A. Moses

                                         Director
------------------------------------
O.F. Ramos

/s/ Mark H. Leonard                      Director                                     July 17, 2001
------------------------------------
Mark H. Leonard

                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER          DESCRIPTION
  -------          ------------------------------------------------------------------------
    4.1            1997 Employee Stock Purchase Plan, as amended.
    5.1            Opinion of Greenberg, Traurig, P.A.
    23.1           Consent of Greenberg, Traurig, P.A. (contained in its opinion filed as
                   Exhibit 5.1).
    23.2           Consent of Arthur Andersen LLP.
    24.1           Power of Attorney (included on signature page).